FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Second Quarter Financial Results

MILWAUKEE (July 28, 2022) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) today reported second quarter results.

“Reaffirming our guidance for the year, despite the production suspension, demonstrates the effectiveness of our Hardwire strategy and the power of our brand.” said Jochen Zeitz, Chairman, CEO and President, Harley-Davidson. “Now with the suspension being behind us, we are fully focused on mitigating the impacts of the volume loss with the ambition to deliver on our Hardwire II goals, in year two of our five-year strategy.”

Second Quarter 2022 Summary of Results

•Global motorcycle shipments were adversely impacted (down 15 percent in Q2) by the approximately two-week production suspension caused by a regulatory compliance matter at a third-party supplier
•HDMC Revenue down 5 percent with global pricing and growth within Apparel offsetting much of the negative impact from the temporary production suspension
•HDMC Operating Income margin of 15.1 percent, was up 1.2 points versus last year; pricing, lower operating expense and lower EU tariffs offset the impact of the suspension
•HDFS Operating Income decline of 9 percent was driven by the continued normalization of credit losses in-line with expectations
•GAAP diluted EPS of $1.46 was up 10 percent vs last year; Harley-Davidson repurchased $64 million of shares (or 1.7 million shares) on a discretionary basis in Q2
•The Company reaffirms its full-year 2022 outlook
•Merger transaction between LiveWire and AEA-Bridges Impact Corporation now expected to list at the NYSE in late September

Second Quarter 2022 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	2nd quarter
	2022	2021	Change
Revenue	$1,469	$1,532	(4%)
Operating Income	$278	$280	(1%)
Net Income	$216	$206	5%
GAAP Diluted EPS	$1.46	$1.33	10%

Consolidated revenue was down 4 percent in the second quarter versus Q2 2021 driven primarily by HDMC revenue down 5 percent. The revenue decline was driven by the production suspension in the second half of May. Consolidated operating income decline of 1 percent reflects 3 percent growth at HDMC and a decline of 9 percent at HDFS due to an expected higher provision for credit losses as the credit environment normalizes.

HDMC Results: Motorcycles and Related Products

$ in millions	2nd quarter
	2022	2021	Change
Motorcycle Shipments (thousands)	48.2	56.7	(15%)
Revenue	$1,266	$1,332	(5%)
Motorcycles	$940	$1,030	(9%)
Parts & Accessories	$215	$223	(4%)
Apparel	$77	$56	39%
Licensing	$12	$9	33%
Other	$23	$15	56%
Gross Margin	30.5%	30.6%	0 pts.
Operating Income	$192	$186	3%
Operating Margin	15.1%	14.0%	1.2 pts

Global motorcycle shipments were adversely impacted by the production suspension. HDMC Revenue was down 5 percent as a result, with global pricing across Motorcycles, Parts & Accessories, and Apparel partially offsetting the decline in wholesale shipments of 15 percent.

Second quarter gross margin was flat compared to Q2 prior year. Global pricing and mix contributed approximately 6 points of margin benefit and more than offset cost inflation; Second quarter operating margin improved to 15.1% from 14.0% in Q2 prior year. The +1.2 points improvement was driven by global pricing, lower EU tariffs and reduced operating expenses.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	2nd quarter
	2022	2021	Change
North America	34.9	48.2	(28%)
EMEA	8.7	10.2	(15%)
Asia Pacific	6.0	6.0	1%
Latin America	0.8	0.9	(8%)
Worldwide Total	50.5	65.3	(23%)

Global retail motorcycle sales in the second quarter were down 23 percent versus prior year, results were adversely impacted by lower inventory and the production suspension.

HDFS Results: Financial Services

$ in millions	2nd quarter
	2022	2021	Change
Revenue	$203	$201	1%
Operating Income	$86	$95	(9%)

HDFS’ operating income decline of $9 million versus Q2 2021 was driven by a higher provision for credit losses. The increase in the provision was due to actual retail credit losses moving towards normalized levels. Total quarter ending financing receivables were $7.1B, which was up 3% versus prior year.

Other Results

•Harley-Davidson generated $244 million of cash from operating activities year-to-date. Cash and cash equivalents were $2.2 billion at the end of the second quarter, up $453 million compared to the end of the prior year second quarter. The increase was primarily from increases at HDFS following a securitized debt issuance in June 2022.
•Tax Rate – The Company’s second quarter effective tax rate was 22 percent.
•Dividends – The Company paid cash dividends of $0.1575 per share in Q2 2022.
•In Q2 The Company repurchased $64 million of shares (or 1.7 million shares); YTD the Company repurchased $312 million of shares (or 8.0 million shares)

2022 Outlook

For the full year 2022, the Company reaffirms its initial guidance and continues to expect:

•HDMC revenue growth of 5 to 10%
•HDMC operating income margin of 11 to 12%
•HDFS operating income to decline by 20 to 25%
•Capital investments of $190 million to $220 million

The outlook continues to assume that manufacturing, logistics and material costs moderately improve in the back-half of the year as overall operations performance stabilizes and we get beyond the peak levels of inflation experienced in 2021.

The Company’s cash allocation priorities are to fund growth through The Hardwire initiatives, pay dividends, and execute discretionary share repurchases.

Update on LiveWire Transaction

On December 13, 2021, Harley-Davidson and AEA-Bridges Impact Corp. ("ABIC") (NYSE: IMPX), a special purpose acquisition company with a dedicated sustainability focus, sponsored by executives of AEA Investors and Bridges Fund Management, announced a definitive business combination agreement under which ABIC will combine with LiveWire, Harley-Davidson's electric motorcycle division, to create a new publicly traded company. Its common stock is expected to be listed on the New York Stock Exchange under the symbol "LVW".

As part of LiveWire’s journey to become the first publicly traded all electric motorcycle company in the U.S., yesterday the SEC declared our S-4 registration statement effective. Due to quarterly fiscal accounting, we now expect that LiveWire will go public on September 26th, which will be the start of both LiveWire and Harley-Davidson's fiscal fourth quarter. As part of this process, we expect that ABIC will hold its shareholder meeting to approve the business combination on September 16th.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. www.harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,”

“estimates,” “targets,” “intend,” “is on-track,” “forecasting,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (I) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic and (II) the Company's ability to: (A) execute its business plans and strategies, including The Hardwire, including each of the pillars and the evolution of LiveWire as a standalone brand, including the proposed separation of LiveWire into a separate business of the Company through the combination of LiveWire with AEA-Bridges Impact Corp. (ABIC), which includes the risks noted below; (B) manage supply chain and logistic issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, war or other hostilities, including the conflict in Ukraine, or natural disasters, and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (C) realize the expected business benefits from the combination of LiveWire with ABIC, which may be affected by, among other things: (i) the ability of LiveWire to: (1) execute its plans to develop, produce, market, and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain, and strengthen its brand; (5) execute its plans to develop, produce, market, and sell its electric vehicles; and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the Company’s traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated from time to time in the final prospectus of ABIC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by the Company, LW EV Holdings, Inc. (HoldCo) or ABIC; (D) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (E) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (F) successfully carry out its global manufacturing and assembly operations; (G) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (H) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (I) manage the regulatory compliance matter relating to a third-party supplier’s component part in a manner that avoids additional costs or recall expenses that are material; (J) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company's application for temporary relief from the effect of the revocation of the BOI decisions; (K) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (L) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (M) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (N) successfully manage and reduce costs throughout the business; (O) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (P) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (Q) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (R) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (S) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (T) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (U) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (V) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (W) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (X) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services Inc.'s loan portfolio; (Y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (Z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (AA) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (BB) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (CC) manage its exposure to product liability claims and commercial or contractual disputes; (DD) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (EE) achieve anticipated results with respect to the Company's pre-owned motorcycle program, Harley-Davidson Certified, and the Company's H-D1 Marketplace; (FF) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the Company's complex global supply chain; and (GG) optimize capital allocation in light of the Company’s capital allocation priorities.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.

In recent years, Harley-Davidson Financial Services Inc. has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The Company believes that Harley-Davidson Financial Services Inc.'s retail credit losses will increase over time due among other things to factors that have contributed recently to low levels of losses, including the favorable impact of recent federal stimulus payments that will not recur and the conflict in Ukraine.

The Company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to "Risk Factors" under Item 1A. Risk Factors of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 as well as Item 1A. Risk Factors of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2022 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Additional Information and Where to Find It
In connection with the proposed business combination between LiveWire EV, LLC (“LiveWire”) and AEA-Bridges Impact Corp. (“ABIC”) (the “Business Combination”), LW EV Holdings, Inc. (“HoldCo”) and ABIC intend to file a registration statement on Form S-4 (as may be amended from time to time, the “Registration Statement”) as co-registrants that includes a preliminary proxy statement/prospectus of ABIC and a preliminary prospectus of HoldCo, and after the Registration Statement is declared effective, ABIC will mail a definitive proxy statement/prospectus relating to the Business Combination to ABIC’s shareholders. The Registration Statement, including the proxy statement/prospectus contained therein, when declared effective by the Securities and Exchange Commission (“SEC”), will contain important information about the Business Combination and the other matters to be voted upon at a meeting of ABIC’s shareholders to be held to approve the Business Combination (and related matters). This press release does not contain all the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Harley-Davidson, Inc.

(“H-D”), HoldCo and ABIC may also file other documents with the SEC regarding the Business Combination. ABIC shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, as these materials will contain important information about H-D, LiveWire, HoldCo, ABIC and the Business Combination.

When available, the definitive proxy statement/prospectus and other relevant materials for the Business Combination will be mailed to ABIC shareholders as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed or that will be filed with the SEC by ABIC through the website maintained by the SEC at www.sec.gov, or by directing a request to AEA-Bridges Impact Corp., PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman KY1-1102 Cayman Islands.

Participants in Solicitation
H-D, LiveWire, ABIC and their respective directors and officers may be deemed participants in the solicitation of proxies of ABIC shareholders in connection with the Business Combination. ABIC shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of ABIC and a description of their interests in ABIC is contained in ABIC’s final prospectus related to its initial public offering, dated October 1, 2021 and in ABIC’s subsequent filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to ABIC shareholders in connection with the Business Combination and other matters to be voted upon at the ABIC shareholder meeting will be set forth in the Registration Statement for the Business Combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Business Combination will be included in the Registration Statement that ABIC intends to file with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Motorcycles and Related Products revenue	$1,266,471	$1,331,500	$2,569,642	$2,563,607
Gross profit	386,750	407,051	794,385	827,536
Selling, administrative and engineering expense	195,327	220,422	400,215	413,968
Restructuring (benefit) expense	(264)	807	(392)	214
Operating income from Motorcycles and Related Products	191,687	185,822	394,562	413,354

Financial Services revenue	202,616	200,558	394,631	390,958
Financial Services expense	116,688	105,909	222,346	177,440
Financial Services restructuring expense	—	111	—	338
Operating income from Financial Services	85,928	94,538	172,285	213,180

Operating income	277,615	280,360	566,847	626,534
Non-operating (expense) income, net	(1,195)	(4,301)	145	(10,330)
Income before income taxes	276,420	276,059	566,992	616,204
Provision for income taxes	60,571	69,719	128,641	150,720
Net income	$215,849	$206,340	$438,351	$465,484

Earnings per share:
Basic	$1.47	$1.34	$2.92	$3.03
Diluted	$1.46	$1.33	$2.91	$3.01

Weighted-average shares:
Basic	147,211	153,748	149,936	153,616
Diluted	147,835	155,093	150,812	154,794

Cash dividends per share:	$0.1575	$0.1500	$0.3150	$0.3000

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 26, 2022	December 31, 2021	June 27, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,194,259	$1,874,745	$1,741,968
Accounts receivable, net	302,049	182,148	263,453
Finance receivables, net	1,674,970	1,465,544	1,629,636
Inventories, net	726,586	712,942	457,648
Restricted cash	226,488	128,935	152,411
Other current assets	183,816	185,777	224,488
	5,308,168	4,550,091	4,469,604
Finance receivables, net	5,428,714	5,106,377	5,259,318
Other long-term assets	1,384,736	1,394,587	1,180,304
	$12,121,618	$11,051,055	$10,909,226
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,008,962	$976,959	$1,018,616
Short-term deposits, net	78,005	72,146	101,672
Short-term debt	701,384	751,286	749,037
Current portion of long-term debt, net	1,887,552	1,542,496	1,581,826
	3,675,903	3,342,887	3,451,151
Long-term debt, net	5,204,317	4,595,617	4,745,024
Other long-term liabilities	606,246	559,307	528,779

Shareholders’ equity	2,635,152	2,553,244	2,184,272
	$12,121,618	$11,051,055	$10,909,226

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 26, 2022	June 27, 2021
Net cash provided by operating activities	$244,186	$644,300

Cash flows from investing activities:
Capital expenditures	(55,015)	(37,568)
Finance receivables, net	(439,241)	(350,136)
Other investing activities	797	2,425
Net cash used by investing activities	(493,459)	(385,279)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	495,785	—
Repayments of medium-term notes	(950,000)	(1,400,000)
Proceeds from securitization debt	1,826,891	597,411
Repayments of securitization debt	(610,205)	(664,685)
Net decrease in unsecured commercial paper	(50,672)	(262,452)
Net increase in credit facilities	—	84
Borrowings of asset-backed commercial paper	425,253	—
Repayments of asset-backed commercial paper	(133,159)	(143,256)
Net increase in deposits	55,255	179,329
Dividends paid	(47,146)	(46,209)
Repurchase of common stock	(325,828)	(10,911)
Other financing activities	(1,237)	4,324
Net cash provided (used) by financing activities	684,937	(1,746,365)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14,413)	(6,878)
Net increase (decrease) in cash, cash equivalents and restricted cash	$421,251	$(1,494,222)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$2,025,219	$3,409,168
Net increase (decrease) in cash, cash equivalents and restricted cash	421,251	(1,494,222)
Cash, cash equivalents and restricted cash, end of period	$2,446,470	$1,914,946

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$2,194,259	$1,741,968
Restricted cash	226,488	152,411
Restricted cash included in Other long-term assets	25,723	20,567
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,446,470	$1,914,946

Motorcycles and Related Products Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$940,046	$1,029,709	$1,999,159	$2,046,043
Parts & Accessories	214,540	222,670	380,065	372,529
Apparel	77,327	55,631	128,734	105,954
Licensing	11,781	8,872	18,278	14,384
Other	22,777	14,618	43,406	24,697
	$1,266,471	$1,331,500	$2,569,642	$2,563,607

U.S. MOTORCYCLE SHIPMENTS	28,385	36,118	64,276	76,271

WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	21,758	27,163	47,770	57,497
Cruiser(b)	14,790	18,136	30,450	35,586
Sportster® / Street	6,561	7,321	16,212	14,347
Adventure Touring	5,059	4,048	8,579	4,048
	48,168	56,668	103,011	111,478
(a)Includes CVOTM and Trike
(b)Includes Softail® and LiveWireTM

Motorcycles and Related Products Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the second quarter of 2021 to the second quarter of 2022 were as follows (in millions):

	Three months ended	Six months ended
2021 gross profit	$407	$828
Volume	(35)	(21)
Price and sales incentives	89	170
Foreign currency exchange rates and hedging	(17)	(20)
Shipment mix	6	(17)
Raw material prices	(10)	(25)
Manufacturing and other costs	(53)	(121)
	(20)	(34)
2022 gross profit	$387	$794

Financial Services Finance Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Six months ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Balance, beginning of period	$340,473	$346,233	$339,379	$390,936
Provision for credit losses	29,133	16,201	57,955	(6,273)
Charge-offs, net of recoveries	(17,469)	(3,623)	(45,197)	(25,852)
Balances, end of period	$352,137	$358,811	$352,137	$358,811

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
United States	31,820	44,739	61,228	75,722
Canada	3,090	3,446	4,962	5,245
Total North America	34,910	48,185	66,190	80,967
EMEA	8,702	10,248	15,041	15,191
Asia Pacific	6,049	5,986	12,773	11,779
Latin America	791	855	1,600	1,572
Total worldwide retail sales	50,452	65,274	95,604	109,509
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.